Exhibit 10.4

2025 Award

AMERICAN WELL CORPORATION
2020 EQUITY INCENTIVE PLAN

NOTICE OF PERFORMANCE SHARE UNIT GRANT

Name of Participant:	Roy Schoenberg

Address:	c/o American Well Corporation 75 State Street, 26th Floor Boston, MA 02109

Date of Grant:	August 13, 2025

Performance Period:	January 1, 2025 - December 31, 2027

Total Number of Performance Share Units:	100,000

Type of Shares Issuable on Vesting (“Shares”):	Class A Common Stock

Vesting Schedule:	The PSUs shall vest according to the vesting terms and conditions set forth in Exhibit A attached hereto.

The Company and Participant acknowledge receipt of this Notice of Performance Share Unit Grant and agree to the terms and conditions of the Performance Share Unit Agreement attached hereto (including Exhibit A thereto) (the “Agreement”) and incorporated by reference herein, the Company’s 2020 Equity Incentive Plan (the “Plan”), and the terms of this Notice of Performance Share Unit Grant as set forth above. Each term that is capitalized but not defined herein or in the Agreement has the meaning given to it in the Plan.

By the signature of Participant and the signature of the Company’s representative below, Participant and the Company agree that the Performance Share Units are granted under and governed by (i) this Notice and the Agreement and (ii) the Plan, a copy of which has been provided to Participant or made available for his review.

In addition, by his signature below, Participant confirms that the Company, its Affiliates and their assignees and successors shall be under no duty to ensure, and no representation or commitment is made, that an Award qualifies or shall qualify under any particular tax treatment. Participant agrees that the Company, its Affiliates and their respective employees, directors, officers and shareholders shall not be liable for any tax, penalty, interest or cost incurred by Participant as a result of a determination that the Award does not qualify for any particular tax treatment, nor will any of them have any liability of any kind or nature in the event of such determination.

AMERICAN WELL CORPORATION		PARTICIPANT

By:	s/o Anna Nesterova	By:	s/o Roy Schoenberg
Name:	Anna Nesterova_______________________	Name:	Roy Schoenberg
Title:	Deputy General Counsel, Head of Legal____

AMERICAN WELL CORPORATION

PERFORMANCE SHARE UNIT AGREEMENT - INCORPORATED TERMS AND
CONDITIONS

A. Award of PSUs. American Well Corporation, a Delaware corporation (the “Company”), hereby grants to the Participant (“Participant”) named in the Notice of Performance Share Unit Agreement (the “Notice of PSU Grant”), in consideration of Participant’s past and/or continued employment with or service to the Company or a Subsidiary and for other good and valuable consideration, effective as of the date of grant (the “Date of Grant”) set forth in the Notice of PSU Grant, the number of Performance Share Units (“PSUs”) set forth in the Notice of PSU Grant, upon the terms and conditions set forth in the Company’s 2020 Equity Incentive Plan (the “Plan”), which is incorporated herein by reference, and this Performance Share Unit Agreement (including Exhibit A hereto, this “Agreement”), subject to equitable adjustment as provided in Section 14 of the Plan and Section 6 of Exhibit A. Each PSU represents the right to receive one Share, at the time and subject to the conditions set forth herein. However, unless and until the PSUs have become earned and vested, Participant will have no right to the issuance of any Shares subject thereto. The PSUs will represent an unsecured obligation of the Company, payable only from the general assets of the Company. Unless otherwise defined herein or in the Notice of PSU Grant, the terms defined in the Plan shall have the same defined meanings in this Agreement.

B. Vesting of PSUs. The PSUs shall be eligible to be earned and vest in such amounts and at such times as are set forth in the Notice of PSU Grant and this Agreement.

C. Distribution or Payment of PSUs.

(1) Participant’s earned and vested PSUs (if any) shall be distributed in Shares (either in book-entry form or otherwise) to Participant as soon as administratively practicable following the vesting of the applicable PSU pursuant to this Agreement and, in any event, within sixty (60) days following such vesting except as expressly provided in Section 4(a)(ii) or 4(a)(iii), as applicable, of Exhibit A below (for the avoidance of doubt, in each case, the deadline is intended to comply with the “short-term deferral” exemption from Section 409A). The Company may delay a distribution or payment in settlement of PSUs if it reasonably determines that such payment or distribution will violate federal securities laws or any other Applicable Law, provided that such distribution or payment shall be made at the earliest date at which the Company reasonably determines that the making of such distribution or payment will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii), and provided further that no payment or distribution shall be delayed under this Section (C)(1) if such delay will result in the PSUs becoming “nonqualified deferred compensation” within the meaning of Code Section 409A.

(2) All distributions made in Shares shall be made by the Company in the form of whole Shares. In the event that any fractional Share would otherwise be delivered hereunder, the number of Shares delivered shall instead be rounded down to the nearest whole Share.

D. Conditions to Issuance of Stock. The Company shall not be required to issue or deliver any certificate or certificates for any Shares. Further, the Company shall not be required to cause any Shares to be held in book-entry form prior to the fulfillment of any or all of the following conditions: (a) the admission of the Shares to listing on all stock exchanges on which such Shares are then listed, (b) the completion of any registration or other qualification or exemption of the Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable, (c) the obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable, and (d) the receipt by the Company of any tax obligations due on issuance of such Shares, which may be in one or more of the forms of consideration permitted under Section (E)(1).

E. Tax Obligations.

(1) The Company (or the Parent or Subsidiary employing or retaining Participant) has the authority to deduct or withhold, or require Participant to remit to the applicable employing entity, an amount sufficient to satisfy any applicable U.S. federal, state, local, and non-U.S. income, employment and other tax withholding requirements (including the employee portion of any FICA obligation) applicable to the issuance of Shares pursuant to the PSUs or with respect to any taxable event arising pursuant to this Agreement, in any case, based on the maximum statutory withholding rates in Participant’s applicable jurisdiction for U.S. federal, state, local and non-U.S. tax purposes (such withholding obligations collectively, the “Withholding Obligations”). The Company (or its Parent or Subsidiary, as applicable) may withhold, or if Participant is subject to Section 16 of the Exchange Act, Participant shall be permitted to instruct the Company to withhold, such payment of such Withholding Obligations in one or more of the following forms:

(i) by cash or check;

(ii) by electing to have withheld the net number of Shares otherwise issuable pursuant to the PSUs having a then-current Fair Market Value not exceeding the amount necessary to satisfy the Withholding Obligations;

(iii) by tendering to the Company vested Shares held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a then-current Fair Market Value not exceeding the amount necessary to satisfy the Withholding Obligations; or

(iv) with the consent of the Administrator, by selling a sufficient number of Shares otherwise deliverable to Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to satisfy the Withholding Obligations.

Participant acknowledges and agrees that the Company may refuse to deliver the Shares issuable with respect to the PSUs to, or refuse to cause any such Shares to be held in book-entry form by, Participant or his or her legal representative if such amount necessary to satisfy such Withholding Obligations is not timely delivered in full pursuant to this Section (E)(1).

(2) Code Section 409A. It is intended that the Award comply with the provisions of Code Section 409A or satisfy the requirements for an exemption from Code Section 409A, and, accordingly, to the maximum extent permitted, this Award shall be interpreted and be administered in a manner to be in accordance therewith. If the parties in good faith believe that the Award is not in compliance with Code Section 409A, the parties shall in good faith attempt to amend this Agreement to comply with Section 409A while endeavoring to maintain the intended economic benefits hereunder.

(3) Liability. Participant is ultimately liable and responsible for all taxes owed in connection with the PSUs, regardless of any action the Company or any of its Parents or Subsidiaries takes with respect to any Withholding Obligations that arise in connection with the PSUs. Neither the Company nor any of its Parents or Subsidiaries makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or settlement of the PSUs or the subsequent sale of Shares. The Company and its Parents and Subsidiaries do not commit and are under no obligation to structure the PSUs to reduce or eliminate Participant’s tax liability.

F. Rights as Stockholder. Neither Participant nor any Person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder, including the right to receive dividends or dividend equivalents, if any, with respect to any Shares subject to the PSUs (without limiting Section 6 of Exhibit A below in the case of adjustments to the PSUs made in connection with any dividends declared on Shares), unless and until certificates representing such Shares (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars and delivered to Participant (including through electronic delivery to a brokerage account). Except as otherwise provided herein, after such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to such Shares.

G. PSUs Not Transferable. The PSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the PSUs have been issued, and all restrictions applicable to such Shares have lapsed. No PSUs or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence. Notwithstanding the foregoing, with the written consent of the Administrator, the PSUs may be transferred to Permitted Transferees, pursuant to any such conditions and procedures the Administrator may require at such time.

H Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan, the Notice of PSU Grant and this Agreement constitute the entire agreement of the parties, and supersede in their entirety all prior undertakings and agreements of the parties, with respect to the subject matter hereof, and may not be modified adversely to Participant’s interest except by means of a writing signed by the Company and Participant or as is otherwise permitted under the Plan. The Agreement is governed by the internal substantive laws but not the choice of law rules of State of Delaware.

I. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF PSUS PURSUANT TO THE VESTING SCHEDULE HEREOF AND ISSUANCE OF SHARES PURSUANT THERETO IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THE AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

J. Administration. The Administrator shall have the power to interpret the Plan and the Agreement, and to adopt such rules for the administration, interpretation and application of the Plan and the Agreement as are consistent therewith and to interpret, amend or revoke any such rules. To the extent allowable pursuant to Applicable Law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan or the Agreement.

K. Adjustments. The Administrator may accelerate the vesting of all or a portion of the PSUs in such circumstances as it, in its sole discretion, may determine. Participant acknowledges that the PSUs are subject to adjustment, modification and termination as provided in the Agreement and the Plan, including Section 14 of the Plan and Section 6 of Exhibit A.

L. Notices. Any notice to be given under the terms of the Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s address set forth in the Notice of PSU Grant. By a notice given pursuant to this Section (L), either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or the local equivalent. Subject to the limitations set forth in Section 232(e) of the General Corporation Law of the State of Delaware (the “DGCL”), Participant consents to the delivery of any notice to Participant given by the Company under the DGCL or the Company’s certificate of incorporation or bylaws by (i) electronic mail to the electronic mail address for Participant in the Company’s records, (ii) posting on an electronic network together with separate notice to Participant of such specific posting or (iii) any other form of electronic transmission (as defined in the DGCL) directed to Participant. This consent may be revoked by Participant by written notice to the Company and may be deemed revoked in the circumstances specified in Section 232 of the DGCL.

M. Conformity to Securities Laws; Clawback Policies. Participant acknowledges that the Plan and the Agreement are intended to conform, to the extent necessary, with all provisions of the Securities Act and the Exchange Act and any and all Applicable Law and regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the PSUs are granted, only in such a manner as to conform to such Applicable Law. Participant acknowledges and agrees that the PSUs are subject to the terms of the Company’s clawback policy or policies, as in effect from time to time, as well as any other clawback provisions under applicable law or any stock exchange requirement.

N. Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or the Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the PSUs and the Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

O. Successors and Assigns. The Company may assign any of its rights under the Agreement to single or multiple assignees, and the Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section (G) above and the Plan, the Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

P. Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. The Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the PSUs.

EXHIBIT A

1.
Earning; Performance Goals. The PSUs shall be earned based on achievement of performance goals during the performance period specified in Participant’s applicable Notice of Performance Share Unit Grant (the “Performance Period”), as further specified herein. Fifty percent (50%) of the PSUs are hereby designated as “Annual Goal PSUs” and the remaining fifty percent (50%) of the PSUs are hereby designated as “Operating Cash Flow PSUs.” No PSUs shall be eligible to vest unless they have become earned, as determined by the Administrator in accordance with Section 2 below.

Annual Goal PSUs

The Annual Goal PSUs shall be earned based on achievement of performance goals (the “Performance Goals”) determined by the Administrator for each fiscal year during the Performance Period.

The number of Annual Goal PSUs eligible to be earned in each fiscal year of the Performance Period is as follows:

Fiscal Year	Number of Annual Goal PSUs eligible to be Earned
2025 (January 1, 2025 – December 31, 2025)	16,666 (“FY2025 – Year 1 PSUs”)
2026 (January 1, 2026 – December 31, 2026)	16,667 (“FY2026 – Year 2 PSUs”)
2027 (January 1, 2027 – December 31, 2027)	16,667 (“FY2027 – Year 3 PSUs”)

In each case, the number of Annual Goal PSUs shown above will be earned if the applicable Performance Goals are achieved at or above target level for the applicable fiscal year within the Performance Period. The Performance Goals for each fiscal year of the Performance Period shall be determined by the Administrator in good faith in consultation with the Executive prior to or as soon as reasonably practicable after the beginning of the relevant fiscal year within the Performance Period (or the Date of Grant, if such date falls after the beginning of the first fiscal year of the Performance Period) and shall be separately communicated to Participant in writing.

Operating Cash Flow PSUs

Participant may earn (i) applicable portions (as described below) of the Operating Cash Flow PSUs on a fiscal-quarter-by-fiscal-quarter basis, and/or (ii) all Operating Cash Flow PSUs (less Operating Cash Flow PSUs previously earned, if any) based on a period of four consecutive fiscal quarters during the Performance Period, in each case, if the Operating Cash Flow (as defined below) goal is achieved during the relevant portion of the Performance Period. If, during the Performance Period, the Company and its Subsidiaries on a combined basis (the “Company Group”) achieve Operating Cash Flow that, for any fiscal quarter, is equal to or greater than $0, then 1/6 of the Operating Cash Flow PSUs will be earned for such fiscal quarter. In addition, if, during the Performance Period, the Company Group achieves Operating Cash Flow, on an aggregate basis over a four-consecutive-fiscal-quarter period, that is equal to or greater than $0, the full amount of the then-unearned Operating Cash Flow PSUs will be earned. For the avoidance of doubt, (i) the full number of Operating Cash Flow PSUs may be earned for a period of four consecutive fiscal quarters during the Performance Period, even if the Operating Cash Flow of the Company Group for one or more given fiscal quarters within such four-consecutive-fiscal-quarter period is less than

$0, as long as the aggregate Operating Cash Flow for such four consecutive fiscal quarter period is equal to or greater than $0, and (ii) in no event shall more than 100% of the Operating Cash Flow PSUs be earned.

“Operating Cash Flow” means, with respect to any given fiscal quarter or period of four consecutive fiscal quarters of the Company, as applicable, that (in each case) each fall within the Performance Period, the aggregate adjusted operating cash flow of the Company Group for such quarter or period of four consecutive quarters, as determined by the Administrator in its reasonable and good faith discretion, and (without limiting the generality of the foregoing) after taking into account the payment of any cash-based long-term incentive or retention awards and any employer payroll or withholding taxes paid by the Company Group in connection therewith and with the vesting or settlement of any other incentive awards (including the Operating Cash Flow PSUs, if applicable) that vest or settle (in whole or in part) during the relevant portion of the Performance Period and any employer payroll or withholding taxes paid by the Company Group in connection therewith; provided, that in taking into account the payment, vesting or settlement (as applicable) of any such award (and the payment of related employer payroll and withholding taxes), the Administrator shall apply only a pro-rated portion (as determined by the Administrator in its good faith and reasonable discretion) of such award that corresponds to the relevant period in which the calculation of Operating Cash Flow relates (i.e., the relevant fiscal quarter or period of four consecutive fiscal quarters, as the case may be). The determination of Operating Cash Flow shall be subject to adjustment and modification as provided in Section 14 of the Plan and Section 6 of this Exhibit A below.

2.
Determination by the Administrator. The extent to which applicable PSUs are earned with respect to any given period within the Performance Period shall be determined by the Administrator in its good faith and reasonable discretion, which, in the case of the Annual Goal PSUs, shall occur as soon as reasonably practicable following the date the Company’s annual audit for the applicable year is completed (the date on which such annual determination occurs, the “Annual Determination Date” and the Annual Determination Date with respect to FY2027 – Year 3 PSUs, the “Final Annual Determination Date”) and, in the case of the Operating Cash Flow PSUs, shall occur as soon as reasonably practicable following the close of the Company’s applicable fiscal quarter during the Performance Period and any audit or other review (as applicable) of the quarterly financial statements with respect thereto, as determined by the Administrator in its good faith and reasonable discretion, is completed (the date on which such quarterly determination occurs, the “Quarterly Determination Date” and the Quarterly Determination Date with respect to the final fiscal quarter during the Performance Period, together with the Final Annual Determination Date, the “Final Determination Date”). Any Annual Goal PSUs that are eligible to be earned with respect to any fiscal year within the Performance Period that are not earned (or deemed earned) based on the achievement of the applicable Performance Goals shall cease to be eligible to be earned immediately upon the Administrator’s determination that such PSUs were not earned (or deemed earned) and shall automatically be forfeited for no consideration payable to Participant on the applicable Annual Determination Date. Any Operating Cash Flow PSUs that are eligible to be earned within the Performance Period that are not earned (or deemed earned) shall cease to be eligible to be earned immediately upon the Administrator’s determination that such Operating Cash Flow PSUs were not earned (or deemed earned) and shall automatically be forfeited for no consideration payable to Participant on the Final Determination Date.

3.
Service Vesting Conditions. Except as expressly provided below, (i) earned Annual Goal PSUs will become vested upon the Final Determination Date, subject to Participant not having experienced a Termination of Service prior to the Final Determination Date, and (ii) earned Operating Cash Flow PSUs will become vested upon the Quarterly Determination Date at which it is determined that the Operating Cash Flow PSUs have been earned, subject to Participant not having experienced a Termination of Service prior to such Quarterly Determination Date, except as provided herein.

4.
Termination of Service. Notwithstanding anything to the contrary in the Employment Agreement:

(a)
If Participant experiences a Termination of Service prior to the Final Determination Date, any then-unvested PSUs shall immediately be forfeited for no consideration; provided that, notwithstanding the foregoing, in the event of a Termination of Service (i) by the Company without Cause, (ii) by Participant with Good Reason, or (iii) due to Participant’s death or Disability (as such terms are defined in Participant’s Amended and Restated Employment Agreement, dated as of June 13, 2024, as amended from time to time, and each, a “Good Leaver Termination”), then subject to Participant’s execution and nonrevocation of a release of claims in the form provided by the Company (the “Release”) at such time not later than fifty-two (52) days after such Termination of Service:

(i)
any then-earned PSUs (including, if applicable, Annual Goal PSUs and Operating Cash Flow PSUs) shall immediately vest as of the date on which the Termination of Service occurs;

(ii)
a pro-rated portion (with such proration calculated based on a fraction, the numerator of which is the number of days within the applicable fiscal year during which Participant was employed by the Company Group prior to experiencing a Termination of Service, and the denominator of which is 365) of the unearned Annual Goal PSUs for the fiscal year in which such Termination of Service occurs shall become earned and vested (and will be distributed or paid in accordance with the terms of this Agreement not later than two and a half months following the end of the fiscal year in which such Good Leaver termination occurs) but only if the applicable Performance Goals are achieved for such fiscal year, and any portion of such Annual Goal Bonus PSUs that are not earned based on the foregoing calculation and any Annual Goal Bonus PSUs that relate to any fiscal year that begins following Participant’s Termination of Service shall be immediately forfeited for no consideration upon Participant’s Termination of Service; and

(iii)
to the extent the Operating Cash Flow PSUs are then-unearned, the Operating Cash Flow PSUs will become vested (and will be distributed or paid in accordance with the terms of this Agreement not later than two and a half months following the year in which they vest) but only if the Operating Cash Flow goal for a given fiscal quarter or a period of four consecutive fiscal quarters is achieved within the twelve (12) month period that immediately follows such Termination of Service (for the avoidance of doubt, with the first Quarterly Determination Date during such twelve (12) month period occurring after the close of the fiscal quarter in which such Termination of Service occurs and otherwise under the terms and conditions set forth in Section 2), subject to the earlier expiration of the Performance Period. To the extent that the Operating Cash Flow goal for a given fiscal quarter or a period of four consecutive fiscal quarters is not achieved within the twelve (12) month period immediately following such Termination of Service (or, if applicable, the shorter remaining portion of the Performance Period), then the then-unearned Operating Cash Flow PSUs shall immediately be forfeited for no consideration upon the expiration of the twelve (12) month period immediately following such Termination of Service (or, if applicable, upon the earlier conclusion of the Performance Period).

(b)
Notwithstanding anything to the contrary in the Plan or the Agreement, Participant will be deemed to have a Termination of Service for purposes of the Agreement and the Plan if Participant ceases to be an employee of the Company and its Subsidiaries serving in an officer-level role or higher and does not otherwise continue to provide services as Chairman of the Company or otherwise as a director with senior operational and/or executive functions for the Company or any of its affiliates or Subsidiaries or any of their successors or assigns as reasonably determined by the Administrator.
5.
Change in Control. Notwithstanding anything to the contrary in this Exhibit A, the Agreement or the Employment Agreement, in the event of a Change in Control (other than a Change in Control described in Section 2(g)(ii) of the Plan):
(a)
any outstanding, then-earned PSUs (including, if applicable, any earned Annual Goal PSUs and any earned Operating Cash Flow PSUs) shall vest as of immediately prior to and effective contingent upon such Change in Control;
(b)
any outstanding Annual Goal PSUs that are unearned as of immediately prior to such Change in Control shall be deemed earned as of such Change in Control and such Annual Goal PSUs (or any awards issued in substitution therefor in connection with the Change in Control) shall remain outstanding and shall vest as of March 31, 2028 if Participant does not experience a Termination of Service prior to such date; provided, that if Participant experiences a Good Leaver Termination upon or following such Change in Control and prior to March 31, 2028, then, subject to Participant’s execution and non-revocation of the Release not later than fifty-two (52) days after such Termination of Service, such Annual Goal PSUs (or such awards issued in substitution therefor) shall vest in full upon such Good Leaver Termination and will be distributed or paid in accordance with the terms of this Agreement within sixty (60) days after such Good Leaver Termination; and

(c)
with respect to any outstanding Operating Cash Flow PSUs that are unearned as of the Change in Control, all applicable Operating Cash Flow goals will be deemed achieved as of immediately prior to the Change in Control and such Operating Cash Flow PSUs (or any awards issued in substitution therefor in connection with the Change in Control) shall remain outstanding and shall vest as of March 31, 2028 if Participant does not experience a Termination of Service prior to such date; provided, that if Participant experiences a Good Leaver Termination upon or following such Change in Control and prior to March 31, 2028, then, subject to Participant’s execution and non-revocation of the Release not later than fifty-two (52) days after such Termination of Service, the Operating Cash Flow PSUs will become vested upon such Good Leaver Termination and will be distributed or paid in accordance with the terms of this Agreement within sixty (60) days after such Good Leaver Termination.
6.
Adjustment. The PSUs shall be subject to adjustment and modification as provided in Section 14 of the Plan in the event of capitalization adjustments of the Company or corporate transactions involving the Company.